Exhibit 99.1

FOR IMMEDIATE RELEASE

TorreyPines Contact:	Investor Contact:

Paul Schneider	Rx Communications
TorreyPines Therapeutics, Inc.	Rhonda Chiger
858-623-5665 x 125	(917) 322-2569
pschneider@torreypinestherapeutics.com	rchiger@rxir.com

TorreyPines Therapeutics Sells Alzheimer’s Disease Genetics Program to Eisai

LA JOLLA, CA, November 10, 2008 — TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that it has agreed to sell its Alzheimer’s disease genetics research program to Eisai Co., Ltd. for an upfront cash payment. TorreyPines and Eisai have collaborated on the genetics program since 2002, with the most recent agreement between the parties concluding on September 30, 2008. The Alzheimer’s disease genetics research program focused on the discovery of Alzheimer’s disease targets using whole-genome family-based association screening.

“We are pleased to announce the sale of our genetics program to our long-time partner, Eisai,” said Ev Graham, acting chief executive officer of TorreyPines Therapeutics. “The sale of this asset furthers our transition to a development-only company and enables us to focus our resources on advancing our clinical stage assets: tezampanel, NGX426 and NGX267. As a leader in treating Alzheimer’s disease we believe Eisai is well positioned to capitalize on the discoveries from the genetics program.”

The genetics program is one of two TorreyPines discovery programs focused on Alzheimer’s disease, the other being a gamma secretase modulator (GSM) program. Recently, a lead compound from the GSM program has been shown to reduce plaque load and Abeta peptide levels in the brains of Tg2576 Alzheimer’s disease model mice after seven months of oral dosing. TorreyPines is currently seeking a partner for this program.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates, each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity, xerostomia and cognitive disorders. The company is currently developing three product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.torreypinestherapeutics.com.

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This press release contains forward-looking statements or predictions. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular there is no guarantee that TorreyPines will be able to find a partner for the gamma secretase modulator program. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

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